UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934

                       Date of Report: September 15, 1999

                                  Vaxcel, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                     922389-101                 582027283
                   (CUSIP Number)    (IRS Employer Identification Number)


                          c/o Richard Surber, President
                         268 West 400 South, Suite #300
                           Salt Lake City, Utah 84101
                    (Address of principal executive offices)

                             (801) 575-8073 Ext. 106
              (Registrant's telephone number, including area code)


                             154 Technology Parkway
                             Norcross, Georgia 30092
             (Former name or address, if changed since last report)

ITEM 1.           Changes in Control of Registrant.

         On June 2, 1999, A-Z Professional Consultants, Inc., a Utah corporation ("A-Z"), entered into a Stock Acquisition Agreement ("Agreement") with CytRx Corporation, a Delaware corporation ("Cytrx"). Pursuant to the Agreement A-Z purchased Nine Million Six Hundred Twenty-Five Thousand (9,625,000) shares of the common stock of Vaxcel, Inc. (the "Registrant") from CytRx for two Hundred fifty Thousand Dollars ($250,000) plus a cash payment equal to Eight-Seven point Five percent (87.5%) of the net liquid assets of the Registrant as reflected on its financial statement as of June 2, 1999. A-Z used funds from its working capital to purchase the 9,625,000 shares of the Registrant's common stock. The 9,625,000 shares of the Registrant's common stock is equivalent to approximately 89% of the Registrant's issued and outstanding shares of its common stock. Consequently, A-Z has a majority interest in the Registrant's shares of common stock. By virtue of A-Z's purchase of the 9,625,000 shares of Registrant's common stock, A-Z has effective control of the Registrant.

         Pursuant to a Shareholder Consent To Action Without A Meeting dated September 17 , 1999, the Registrant's Chief Executive Officer and President, Mark J. Newman, was removed and Richard Surber accepted his appointment as President and Director of the Registrant.

         A-Z intends to assist the Registrant in finding suitable operations for the Registrant through a merger or acquisition.


ITEM 2:           FINANCIAL STATEMENTS AND EXHIBITS

         The following exhibit(s) are included:

         a) Stock Acquisition Agreement dated June 2, 1999, by and between A-Z Professional Consultants, Inc., and CytRx Corporation.


         Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated: _______________



                                            Vaxcel, Inc.

                                            By:       /s/
                                            Name:    Richard Surber
                                            Title:   President and Director





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